EXHIBIT 99.1

Hartville Group Renews Exclusive Marketing Campaign With Catalina Marketing

Monday June 21, 12:07 pm ET

Agreement Calls for an Additional 5 Million Coupon Prints

NORTH CANTON, Ohio—(BUSINESS WIRE)—June 21, 2004—Hartville Group, Inc. (OTCBB:HTVL - News), one of the leading pet health insurance companies in the United States, announced today that it has renewed its direct marketing contract with Catalina Marketing Corporation (NYSE:POS - News), the global leader in providing access to consumers’ actual purchasing behavior to understand their preferences and more effectively communicate with them, which allows companies to better target the relevant audience for their products. Following the program’s initial rollout, which commenced April 1, 2004, based on preliminary results Hartville Group has signed to generate another 5 million coupon prints. In doing so the Company’s exclusivity option runs through December 31, 2004. Catalina Marketing retrieves about 250 million transactions per week, across more than 21,000 grocery stores; furthermore, Catalina manages the six largest databases in the world, containing the purchase histories of over 100 million household IDs.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “With the Company’s in-house call center selling on average 30% of inbound calls this is a tribute to the pet owner interest in pet health insurance.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the Company’s products and services and the ability of the Company to execute its business plans. The Company cautions readers not to place undue reliance on such statements. Unless otherwise required by applicable law, the Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statements.

Contact:

Hartville Group, Inc.

Russell Smith, 888-592-7387 x 220

OR

Investors

Summit Financial Partners, LLC

Anthony Altavilla, 317-218-0204

Source: Hartville Group